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                      STOCK OPTION AGREEMENT

         FOR NON-INCENTIVE STOCK OPTIONS PURSUANT TO THE

                         AMERIANA BANCORP
               1996 STOCK OPTION AND INCENTIVE PLAN
                            AS AMENDED

     STOCK OPTION for a total of __________ shares of Common Stock, par value $1.00 per share, of Ameriana Bancorp (the "Company") is hereby granted to _________________________ (the
"Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Ameriana Bancorp 1996 Stock Option and Incentive Plan as Amended (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     1. Option Price. The option price is $________ for each share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercise of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

          (i)  Schedule of rights to exercise.


                                        Percentage of Total
Years of Continuous Employment          Shares Subject to Option
After Date of Grant of Option           Which May Be Exercised
-----------------------------           ------------------------

     Upon Grant                                   _____%
     1 year but less than 2 years                 _____%
     2 years but less than 3 years                _____%
     3 years but less than 4 years                _____%
     4 years but less than 5 years                _____%
     5 years or more                              _____%

          (ii) Method of Exercise. This Option shall be exercisable by a written notice which shall:

               (a)  state the election to exercise the
          Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);
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Non-ISO Agreement
Page 2
               (b)  contain such representations and
          agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

               (c)  be signed by the person or persons
          entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

               (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

          (iii) Restrictions on exercise. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4.   Non-transferability of Option.  This Option may not
be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.
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     5.   Term of Option.  This Option may not be exercisable
for more than ten years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                                   AMERIANA BANCORP
                                   1996 STOCK OPTION AND
                                   INCENTIVE PLAN
                                   COMMITTEE


                            By ________________________________

Date of Grant               Attest:______________________(Seal)


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             NON-INCENTIVE STOCK OPTION EXERCISE FORM

                         PURSUANT TO THE

                         AMERIANA BANCORP
               1996 STOCK OPTION AND INCENTIVE PLAN
                            AS AMENDED



                                    ---------------------
                                            Date


Treasurer
Ameriana Bancorp
2118 Bundy Avenue
New Castle, Indiana  47362

     Re:  1996 Stock Option and Incentive Plan as Amended
          -----------------------------------------------
Dear Sir:

     The undersigned elects to exercise his Non-Incentive Stock
Option to purchase ____________ shares, par value $1.00, of Common Stock of Ameriana Bancorp under and pursuant to a Stock Option Agreement dated _______________, 199__.

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

               $________   of cash or check
                ________   ______ shares of Common Stock, valued
                            at $____ per share
               $           Total
               ========

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person is as follows:

Name____________________________________________________________
Address ________________________________________________________
Social Security Number _________________________________________


                                   Very truly yours,

                                   _____________________________